As filed with the Securities and Exchange Commission on March 19, 2014

Registration No. 333-192234

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

GLOBOFORCE GROUP PLC

(Exact name of registrant as specified in its charter)

Ireland	7371	98-0376337
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

21 Beckett Way

Park West Business Park

Dublin 12

Ireland

+353 1 625 8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eric Mosley, Chief Executive Officer

Stephen Cromwell, Chief Financial Officer

Reservoir Corporate Center

144 Turnpike Road, Suite 310

Southborough, MA 01772

(508) 229-1500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William J. Schnoor, Jr., Esq. Joseph C. Theis, Jr., Esq. Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 (617) 570-1000	Lauren Zajac, Esq. VP, General Counsel Globoforce Group plc Reservoir Corporate Center 144 Turnpike Road, Suite 310 Southborough, MA 01772 (508) 229-1500	Jorge del Calvo, Esq. Davina K. Kaile, Esq. Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, CA 94304 (650) 233-4500

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer	☒ Non-accelerated filer	☐ Smaller reporting company

(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 6 is being filed for the purpose of re-filing Exhibit 5.1, Exhibit 8.2 (included in Exhibit 5.1) and Exhibit 23.2 (included in Exhibit 5.1). No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Part II of the Registration Statement.

PART II

Information not required in prospectus

Item 13. Other expenses of issuance and distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the ordinary shares hereunder. All amounts are estimates except the SEC registration fee.

SEC registration fee	$11,763
FINRA filing fee	14,200
NASDAQ Global Market listing fee	125,000
Blue Sky fees and expenses	2,000
Printing and engraving expenses	450,000
Legal fees and expenses	2,550,000
Accounting fees and expenses	3,800,000
Transfer agent and registrar fees and expenses	275,000
Miscellaneous	472,037

Total	$7,700,000

Item 14. Indemnification of directors and officers.

To the fullest extent permitted by Irish law, our amended and restated articles of association (which we will adopt substantially in the form attached as Exhibit 3.2 to the registration statement prior to the closing of this offering) confer an indemnity on our directors and officers. However, this indemnity is limited by the Irish Companies Acts, which prescribe that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or corporate secretary where judgment is given in favor of the director or corporate secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or corporate secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or corporate secretary over and above the limitations imposed by the Irish Companies Acts will be void under Irish law, whether contained in its articles of association or any contract between the company and the director or corporate secretary. This restriction does not apply to our executives who are not directors, the corporate secretary or other persons who would be considered “officers” within the meaning of that term under the Irish Companies Acts.

Our amended and restated articles of association also contain indemnification and expense advancement provisions for persons who are not directors or our corporate secretary.

We are permitted under our amended and restated articles of association and the Irish Companies Acts to take out directors’ and officers’ liability insurance, as well as other types of insurance, for our directors, officers, employees and agents.

Additionally, our wholly-owned subsidiary, Globoforce, Inc., is incorporated under the laws of the Commonwealth of Massachusetts. All of our directors are also directors of Globoforce, Inc. Sections 8.51 and 8.56 of the Massachusetts Business Corporation Act provide that a Massachusetts corporation may indemnify any persons who are parties to any proceeding by reason of the fact that such person was a director or officer of such corporation. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Where an officer or director is wholly successful on the merits or otherwise in the defense of any proceeding referred to above, the corporation must indemnify him or her against reasonable expenses which such officer or director has incurred in connection with the proceeding.

Our wholly-owned subsidiary, Globoforce, Inc., will enter into agreements to indemnify each of our directors and executive officers to the maximum extent allowed under Massachusetts law. These agreements will, among other things, indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of the Company or that person’s status as one of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent sales of unregistered securities.

In the three years preceding the filing of this registration statement, the registrant has issued the following securities that were not registered under the Securities Act. The following share numbers reflect the 5-for-1 split of our ordinary shares and redeemable convertible preferred shares effected on March 3, 2014:

Grants and exercises of options

Since January 1, 2010, we have granted share options to purchase 823,215 ordinary shares with exercise prices ranging from €0.83 to €4.77 per share, or $1.17 to $6.18 per share based on the exchange rate on the date of grant, to employees, directors and consultants pursuant to our share option plans. All of these options were issued in consideration of services rendered to us, with exercise prices equal to the estimated fair value of our ordinary shares on the date of grant. No cash or additional consideration was received by us in consideration of our issuance of these options.

Since January 1, 2010, we have sold 378,045 ordinary shares to employees upon the exercise of share options. We received cash consideration in the aggregate amount of $35,281 for 92,000 of these ordinary shares. The remaining 286,045 ordinary share were issued pursuant to net exercise arrangements of 508,000 share options that had an average exercise price of $0.29 per share, and we received cash consideration in the aggregate amount of $4,615 and retained 221,955 shares to cover employees’ aggregate exercise price and minimum tax withholding obligation, which was then paid by us on the employees’ behalf in the aggregate amount of $3.2 million.

Since January 1, 2010, we sold 87,500 preferred shares to a warrant holder for cash consideration in the aggregate amount of $133,350 upon the exercise of a preferred stock warrant.

The issuance of the options, ordinary shares and preferred shares referenced above were exempt either pursuant to Rule 701, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(a)(2), as a transaction by an issuer not involving a public offering.

Item 16. Exhibits and financial statement schedules.

(a) Exhibits:

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Consolidated Financial Statements Schedules:

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a)	The Registrant will provide to the underwriter at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)	For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(c)	For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 6 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Southborough, Massachusetts on March 19, 2014.

GLOBOFORCE GROUP PLC

By:	/s/ Eric Mosley
Eric Mosley
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 6 to the Registration Statement on Form S-1 has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ Eric Mosley Eric Mosley	Chief Executive Officer and Director (Principal Executive Officer)	March 19, 2014
/s/ Stephen Cromwell Stephen Cromwell	Chief Financial Officer (Principal Financial and Accounting Officer)	March 19, 2014
* David Beirne	Director	March 19, 2014
* Patricia Burke	Director	March 19, 2014
* Robert Howe	Director	March 19, 2014
* Barry Maloney	Director	March 19, 2014
* Christopher Menard	Director	March 19, 2014
* Ryan Moore	Director	March 19, 2014

*By:	/s/ Stephen Cromwell Stephen Cromwell
Attorney-in-fact

Exhibit index

Exhibit No.	Exhibit Index

1.1**	Form of Underwriting Agreement.
3.1**	Memorandum and Articles of Association of the Company as in effect prior to this offering.
3.2**	Form of Amended and Restated Articles of Association of the Company (to be effective upon the completion of the offering).
4.1**	Specimen Ordinary Share Certificate.
5.1	Form of Opinion of Arthur Cox.
8.1**	Tax Opinion of Goodwin Procter LLP.
8.2	Form of Tax Opinion of Arthur Cox (included in Exhibit 5.1).
10.1**	Form of Indemnification Agreement, to be entered into between Globoforce, Inc. and the Company’s directors.
10.2**	Form of Indemnification Agreement, to be entered into between Globoforce, Inc. and the Company’s officers.
10.3**	Subscription and Shareholders Agreement, dated as of August 18, 2004, by and among the Company and certain of its shareholders.
10.4**	Commercial Lease, dated as of July 26, 2007, by and between Globoforce, Inc. and CRP-2 Holdings AA, LP, in respect of the Company’s Southborough, Massachusetts headquarters, together with Lease Commencement letter, dated October 5, 2007, as amended.
10.5**	Lease, dated as of July 15, 2011, by and between the Company and the syndicate of landlords listed therein, in respect of the Company’s Dublin, Ireland headquarters.
10.6**	Lease, dated as of November 1, 2010, by and between the Company and the syndicate of landlords listed therein, in respect of the Company’s Dublin, Ireland headquarters.
10.7**	Lease, dated as of October 21, 2013, by and between the Company and the syndicate of landlords listed therein, in respect of the Company’s Dublin, Ireland headquarters.
10.8#**	Master Services Agreement, dated as of June 1, 2009, by and between the Company and General Electric Company and Statements of Work thereto.
10.9**	Software Development Services Agreement, dated as of December 9, 2010, by and between the Company and EPAM Systems Limited and the Statement of Work thereto.
10.10†**	Employee Share Option Scheme.
10.11†**	2012 Stock Option and Incentive Plan, as amended, and forms of agreements thereunder.
10.12†**	Senior Executive Cash Incentive Bonus Plan.
10.13†**	2014 Employee Share Purchase Plan.
10.14†**	Employment Agreement dated November 8, 2013 between the Company and Eric Mosley.
10.15†**	Employment Agreement dated September 17, 2003 between the Company and Stephen Cromwell.
10.16†**	Employment Agreement dated November 4, 2013 between the Company and Grant Beckett.
10.17†**	Employment Agreement dated September 19, 2013 between the Company and Jonathan Hyland.
10.18†**	Employment Agreement dated September 19, 2013 between the Company and Derek Irvine.
10.19†**	Employment Agreement dated September 20, 2013 between the Company and Benedetto Miele, Jr.
10.20†**	Employment Agreement dated September 19, 2013 between the Company and Charlie Ungashick.
10.21†**	Employment Agreement dated September 18, 2013 between the Company and Lauren Zajac.
21.1**	Subsidiaries of the Registrant.
23.1**	Consent of Ernst & Young LLP.
23.2	Consent of Arthur Cox (included in Exhibit 5.1).
23.3**	Consent of International Data Corporation.
23.4**	Consent of Goodwin Procter LLP (included in Exhibit 8.1).
24.1**	Power of Attorney.

**	Previously filed.

#	Confidential treatment has been granted for certain provisions of this agreement pursuant to a Securities and Exchange Commission order. Such provisions have been filed separately with the Securities and Exchange Commission.

†	Indicates a management contract or any compensatory plan, contract or arrangement.